UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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National Semiconductor Corporation
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Attached is a written communication sent on August 11, 2009 by Eddie Sweeney, Senior Vice President, Human Resources, of National Semiconductor Corporation (“National” or the “Company”) to certain of the Company’s employees regarding communication with respect to a proposal submitted to the Company’s stockholders to approve amendments to certain of the Company’s existing equity incentive plans to allow for a one-time stock option exchange program for employees other than the Company’s named executive officers and directors.

The option exchange described in this filing has not yet commenced.  National will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and related materials when those materials become available, because they will contain important information about the option exchange.

National stockholders and option holders may obtain the written materials described above and other documents filed by National with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by National with the SEC by directing a written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

To:             HR Staff; Legal Staff; Option Exchange team; Senior Managers’ distribution

From:         Eddie Sweeney, Senior Vice President — Human Resources

Date:          August 11, 2009

Subject:     Communication Rules for Proposed Option Exchange Program

Today, we filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) which included reference to National’s proposed stock option exchange program (the “Option Exchange Program”). You should also have received my email from today informing employees of this filing.  If we receive the necessary shareholder approval for the Option Exchange Program at our Stockholder’s Meeting on September 25th, 2009, we will provide employees with additional information about the Option Exchange Program.

Please be advised that the Option Exchange Program is governed by the federal securities laws and regulations. Accordingly, we are required to file with the SEC all written and recorded communications about the Option Exchange Program. Since you are a member of Human Resources, Legal, a member of the option exchange team or senior management team, you may be asked questions about the Option Exchange Program. Communications about the Option Exchange Program between you and employees or outside constituents are subject to these SEC filing and other requirements.

Please follow the rules below when responding to questions about the Option Exchange Program. Failure to follow the rules below could result in National having to take complicated and expensive corrective actions.

•	Answer questions only by referring people to our definitive proxy statement or to my August 11th or July 24th, 2009 emails.

•

Do not answer a question by email or by leaving a voicemail. Federal securities laws require National to file with the SEC all written and recorded communications made on behalf of National about the Option Exchange Program. We want to minimize the number of filings we have to make, as these filings can be expensive. If incorrect information is given to employees or outside constituents, or if some employees or outside constituents are given information that other employees or outside constituents are not given, we will have to take complicated and expensive corrective actions.

•	If for some reason you do not follow these rules and leave a voicemail or send an email, please immediately contact Todd DuChene in the legal department.

•	Do not guarantee that the Option Exchange Program will be implemented.

•	Do not give any advice about whether an employee should participate in the Option Exchange Program.

•	Do not give any advice regarding the tax consequences of participating in the Option Exchange Program.

Sincerely,

Eddie

Eddie Sweeney

Senior Vice President - Human Resources

National Semiconductor Corp

Phone 408 721 5000

The option exchange described in this e-mail has not yet commenced.  National will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and related materials when those materials become available, because they will contain important information about the option exchange.

National stockholders and option holders may obtain the written materials described above and other documents filed by National with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by National with the SEC by directing a written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.